Filed Pursuant to Rule 433
Registration No. 333-134596
Trinity Industries
$450,000,000 3.875% Convertible Subordinated Notes due 2036

Security Information
Company name	Trinity Industries
Security	Convertible Subordinated Notes due 2036
Registration format	SEC Registered
CUSIP	896522 AF 6
Ranking	Subordinated
Credit rating	B+ / Ba3
Common stock ticker	NYSE / TRN

Size
	Bonds	Proceeds
Base deal	450,000	$450,000,000
Over-allotment option	50,000	$50,000,000

Total	500,000	$500,000,000

Terms
Par amount per bond	$1,000
Issue price	$1,000
Coupon	3.875%
Contingent interest	0.375% per period
Conversion premium	35.000%
Last sale of common	$58.03
Conversion price	$78.34
Conversion ratio	12.7648
Contingent conversion threshold	130%
Contingent conversion price	$101.84

Dates
Trade Date	06/01/06
Settlement Date	06/07/06
Maturity	30 Years
Maturity Date	06/01/36
Coupon Payment Dates	06/01, 12/01
First Coupon Date	12/01/06

Call Schedule
First call date	Call Price

06/01/18	$1,000.00

Put Schedule
Put schedule	Put Price

06/01/18	$1,000.00

Underwriting		Economics

Bookrunner	J.P. Morgan Securities Inc.	60.267%
	Banc of America Securities LLC	17.778%
	Wachovia Capital Markets, LLC	17.778%

Co-manager	Greenwich Capital Markets, Inc	1.896%
	Dresdner Kleinwort Wasserstein Securities LLC	1.007%
	BNP Paribas Securities Corp.	0.919%
	Amegy Bank National Association	0.356%

Economics Breakdown
Gross Spread (per bond)	$18.750	1.875%
Management (per bond)	$3.750	20% (of gross spread)
Underwriting (per bond)	$3.750	20% (of gross spread)
Selling Concession (per bond)	$11.250	60% (of gross spread)
The Company filed yesterday with the Securities and Exchange Commission a preliminary prospectus with a shelf registration statement, which became automatically effective upon filing.
The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.
You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send to you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to addressing.services@jpmorgan.com, dg.prospectus_distribution@bofasecurities.com or equity.syndicate@wachovia.com.
Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

Adjustment to shares delivered upon conversion upon certain Fundamental Changes

Assumptions
Stock price at issue	$58.03
Conversion premium	35.00%
Conversion price	$78.34
Face value	$1,000.00
Conversion ratio	12.7648

Effective date	$58.03	$60.00	$70.00	$80.00	$90.00	$100.00	$110.00	$120.00	$130.00	$140.00	$150.00	$160.00	$170.00	$180.00
6/7/2006	4.4677	4.6307	3.5911	2.8558	2.3141	1.9022	1.5809	1.3253	1.1184	0.9487	0.8077	0.6896	0.5897	0.5047
6/1/2007	4.4677	4.6031	3.5529	2.8143	2.2728	1.8630	1.5446	1.2921	1.0884	0.9216	0.7834	0.6679	0.5703	0.4874
6/1/2008	4.4677	4.5734	3.5102	2.7673	2.2260	1.8185	1.5035	1.2547	1.0546	0.8914	0.7565	0.6439	0.5491	0.4687
6/1/2009	4.4677	4.5639	3.4768	2.7235	2.1788	1.7716	1.4587	1.2131	1.0165	0.8568	0.7253	0.6159	0.5241	0.4464
6/1/2010	4.4677	4.5425	3.4284	2.6637	2.1160	1.7101	1.4008	1.1597	0.9679	0.8130	0.6861	0.5809	0.4929	0.4187
6/1/2011	4.4677	4.5035	3.3588	2.5820	2.0322	1.6292	1.3254	1.0906	0.9055	0.7571	0.6362	0.5366	0.4536	0.3839
6/1/2012	4.4677	4.4502	3.2687	2.4783	1.9270	1.5288	1.2326	1.0067	0.8305	0.6906	0.5776	0.4851	0.4086	0.3446
6/1/2013	4.4677	4.3747	3.1482	2.3419	1.7902	1.3994	1.1141	0.9003	0.7362	0.6075	0.5049	0.4218	0.3535	0.2967
6/1/2014	4.4677	4.2824	2.9957	2.1681	1.6161	1.2357	0.9655	0.7681	0.6202	0.5066	0.4176	0.3464	0.2886	0.2410
6/1/2015	4.4677	4.1633	2.7930	1.9361	1.3851	1.0208	0.7732	0.5998	0.4749	0.3823	0.3117	0.2565	0.2124	0.1764
6/1/2016	4.4677	4.0128	2.5151	1.6145	1.0683	0.7327	0.5222	0.3865	0.2961	0.2335	0.1882	0.1541	0.1275	0.1059
6/1/2017	4.4677	3.8633	2.1239	1.1363	0.6051	0.3317	0.1945	0.1258	0.0899	0.0696	0.0567	0.0474	0.0401	0.0338
6/1/2018	4.4677	3.9079	1.5260	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
•	If the stock price is less than $58.03 per share (subject to adjustment), no additional shares will be issued upon conversion.

•	If the stock price is greater than $180.00 per share (subject to adjustment), no additional shares will be issued upon conversion.

•	Conversion rate cap of 17.2325 (subject to adjustment) for Fundamental Change and cash dividend adjustments.